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                                                                      EXHIBIT 21


                              LIST OF SUBSIDIARIES

           AMERICAN PRECISION INDUSTRIES INC. (Delaware)

                  API Heat Transfer Inc. (New York)
                     API Schmidt-Bretten Beteiligungs GmbH (Germany)
                        API Schmidt-Bretten Verwaltung GmbH (Germany) Schmidt-Bretten GmbH & Co. KG (Germany)
                           Schmidt-Bretten Nederland B.V. (Netherlands)

                  API Motion Inc. (New York)
                     API Gettys Inc. (Wisconsin)
                     API Harowe (St. Kitts) Ltd.
                     API Delevan Inc. (New York)
                     API Elmo AB (Sweden)
                     API Portescap (Switzerland)
                        API Portescap International (Switzerland)
                           API Portescap Deutschland GmbH (Germany)
                           API Portescap Scandinavia AB (Sweden)
                           API Portescap Polska Sp.zo.o (Poland)
                           API Portescap France SA (France)
                           API Portescap Japan Ltd. (Japan)
                           API Positran Limited (England)
                             API Portescap (UK) Limited  (England)


Note: API-FS Corporation, API of Canada Inc., American Precision Industries Inc. (UK) Ltd., API Development Corporation and Portescap U.S. Inc. are omitted because in the aggregate they do not constitute a "significant subsidiary". The less than 50% ownership interests in joint ventures Schmidt-Bretten France S.A.R.L. (France), Schmidt-Bretten Espana S.L. (Spain) and Schmidt-Bretten Romania S.R.L. (Romania) are also excluded since they do not constitute a "significant subsidiary". Schmidt-Bretten GmbH & Co. KG is a partnership owned by API Schmidt-Bretten Beteiligungs GmbH (99.9%) and API Schmidt-Bretten Verwaltung GmbH (.1%).






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